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August 26, 1997
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August 26, 1997


OMLX, the London Securities and
Derivatives Exchange Limited
107 Cannon Street
London  EC4N 5AD
England


Re: OMLX, the London Securities and Derivatives Exchange Limited (the "OMLX exchange") Registration Statement on Form S-20 -- Put and Call Option Contracts

Gentlemen:

We have served as English Solicitors to the OMLX exchange, in connection with its filing with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-20 (the "Registration Statement") covering 1,000,000 Put and Call Option Contracts ("Options") to be issued in transactions on the OMLX exchange.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company, including the Memorandum and Articles of Association of the OMLX exchange and the OMLX exchange's Rulebook, as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that (i) the Registration Statement will have become effective and the options disclosure document with respect to the Options will have been approved, (ii) the issuance of such Options will have been duly authorised, and
(iii) the Options will be issued in compliance with applicable United States federal and state securities and other laws.

Based on the foregoing, it is our opinion that:

1. The OMLX exchange is a private limited company incorporated on 30th January 1989 under the Companies Act 1985 and has been in continuous and unbroken existence since the date of its incorporation.


2. The Options covered by the Registration Statement have been duly authorised, and, when duly issued in accordance with the Memorandum and Articles of Association of the OMLX exchange and the OMLX exchange's Rulebook, will be valid and legally binding obligations of the OMLX exchange in accordance with and subject to their respective terms and to the OMLX exchange's Memorandum and Articles of Association and the OMLX exchange's Rulebook.

Our opinion is confined to and given on the effect of English Law. We have made no investigation of the laws of any country or jurisdiction other than England (and in particular we have not made any investigations of the laws of the Kingdom of Sweden) and we do not express or imply any opinion thereon. Furthermore, we express no opinion as to matters of fact and our opinion is to be construed in accordance with and is governed by English Law, and the exercise of any remedies will always be subject to the general legal and equitable principles of English Law, the general supervisory powers and discretions of the English Courts and all bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

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The London Office of Morgan, Lewis & Bockius LLP is a multi-national practice under the rules of the Law Society of England and Wales. The Partner signing this letter is a solicitor of the Supreme Court of Judicature of England and is qualified to practice English Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Yours faithfully,




Morgan, Lewis & Bockius